CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-98963, No. 333-160276, No. 333-176447, No. 333-213413, and No. 333-220389), of our report dated July 11, 2019 with respect to the consolidated financial statements of Kewaunee Scientific Corporation, included in this Annual Report (Form 10-K) for the year ended April 30, 2019.
/s/ ERNST & YOUNG LLP
Charlotte, North Carolina
July 11, 2019